Exhibit 99.1

NEWS RELEASE

ICF International Reports Fourth Quarter and Full Year 2015 Results

Fourth Quarter Highlights

●	Total Revenue Increased 2 Percent to $281 Million, Led by Growth in U.S. Federal Government, State and Local Government and Domestic Commercial Revenue
●	Non-GAAP EPS[1] Was $0.73; Diluted EPS Was $0.55, Inclusive of $0.03 of Special Charges

Full Year 2015 Highlights

●	Total Revenue Increased 8 Percent to $1.13 Billion; Service Revenue[1] up 10 Percent
●	Non-GAAP EPS Was $2.64; Diluted EPS Was $2.00, Inclusive of $0.10 of Special Charges
●	Operating Cash Flow Was $76 Million, or $3.88 Per Diluted Share
●	Contract Awards Reached a Record $1.3 Billion; Book-to-Bill Ratio of 1.17

FOR IMMEDIATE RELEASE:

Investor Contacts:

Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com +1.212.750.5800

Betsy Brod, MBS Value Partners, betsy.brod@mbsvalue.com +1.212.750.5800

Company Information Contact:

Steve Anderson, steve.anderson@icfi.com +1.703.934.3847

FAIRFAX, Va. (March 7, 2016) -- ICF International, Inc. (NASDAQ:ICFI), a leading provider of professional services and technology-based solutions to government and commercial clients, reported results for the fourth quarter and 12 months ended December 31, 2015.

Fourth Quarter 2015 Results

“Fourth quarter results represented a strong finish to 2015, in line with our expectation for a significant pick-up in profitability in the second half of the year,” said ICF International Chairman and Chief Executive Officer Sudhakar Kesavan. “Adjusted EBITDA1 increased 15.5 percent in the second half of 2015 compared to the first half of 2015, driven by higher utilization rates and resulting in an average margin of 10.4 percent in the 2015 second half.

1 Adjusted EBITDA, Non-GAAP EPS and Service Revenue are non-GAAP measurements. A reconciliation for all non-GAAP references is set forth below the Consolidated Statements of Comprehensive Income table.

“In the fourth quarter, we experienced year-over-year revenue growth in our business with federal government, state and local government and domestic commercial clients, which in total accounted for almost 90 percent of total revenues. The 4.7 percent increase in federal government revenues in the fourth quarter represented the highest quarterly comparison that we have posted for this end market since the first quarter of 2012, and was the second consecutive quarter of positive comparisons. This growth was achieved across a large group of agencies, most significantly, the Department of Health and Human Services.

“State and local government revenues increased 5.9 percent from a year earlier. This reflected the net effect of additional implementation work on client projects in the fourth quarter, including the California State Lottery and assistance for disaster victims.

“Domestic commercial revenue growth of 2.2 percent was led by double-digit year-over-year growth in ICF Olson, comprised of ICF’s legacy digital services business and Olson, which we acquired on November 5, 2014. We won 17 new commercial digital services accounts in the fourth quarter and have completed much of the implementation work for three new loyalty programs, one of which will go live at the start of the second quarter of 2016.

“International Government revenues, while up an estimated 4 percent excluding currency fluctuations, declined 7.3 percent on a reported basis because of a stronger U.S. dollar compared to the euro, GBP and Canadian dollar,” Mr. Kesavan said.

Fourth quarter 2015 revenue was $280.8 million, a 1.6 percent increase from the $276.4 million reported in the 2014 fourth quarter. Organic revenue2 growth was negative 0.8 percent on a reported basis and approximately flat excluding currency fluctuations. Service revenue increased 2.1 percent to $207.0 million.

Fourth quarter 2015 adjusted EBITDA was $28.3 million, representing a 10.1 percent margin and a 6.3 percent increase from the $26.6 million, or 9.6 percent margin, reported in the 2014 fourth quarter. EBITDA3 was $27.5 million, representing a 9.8 percent margin and a 12.4 percent increase from the $24.5 million, or 8.9 percent margin, reported in the 2014 fourth quarter. Non-GAAP EPS was $0.73 per share in the 2015 fourth quarter compared to $0.63 in the prior year. Reported net income was $10.8 million in the 2015 fourth quarter, or $0.55 per diluted share, which included $0.03 per share in special charges related to international office closures and severance. Reported net income was $8.8 million in last year’s fourth quarter, or $0.44 per diluted share, which included $0.07 per share in special charges related to international office closures and acquisition-related expenses.

2 Organic revenue excludes revenue from acquisitions closed during the previous four quarters.

3 EBITDA is a non-GAAP measurement. A reconciliation for all non-GAAP references is set forth below the Consolidated Statements of Comprehensive Income table.

Full Year 2015 Results

For 2015, revenue was $1.13 billion, up 7.8 percent over the $1.05 billion reported for full year 2014. Organic revenue growth was negative 1.8 percent on a reported basis and approximately flat excluding currency fluctuations. Service revenue was $849.1 million, or 9.6 percent above the prior year. Adjusted EBITDA was $110.7 million and EBITDA was $108.6 million, representing margins of 9.8 percent of revenues and 9.6 percent of revenues, respectively. For 2014, adjusted EBITDA was $98.6 million and EBITDA was $93.2 million, representing margins of 9.4 percent of revenues and 8.9 percent of revenues, respectively. Non-GAAP EPS was $2.64 per share in 2015 compared to $2.51 per share in 2014. Reported net income was $39.4 million in 2015, or $2.00 per diluted share, which included $0.10 per share in acquisition-related costs and special charges related to international office closures and severance.

Operating cash flow was $76.3 million for 2015. The company used cash during 2015 to pay down $38.5 million of debt and buy back $22.3 million of its common stock.

Backlog and New Business Awards

Backlog was $1.8 billion at the end of the fourth quarter of 2015. Funded backlog was $792 million, or 44 percent of the total. The total value of contracts awarded in the 2015 fourth quarter was $227 million compared to $262 million the same period for the prior fiscal year. The value of full year 2015 contract awards was a record $1.3 billion, an increase of 2 percent over 2014.

Government Business Fourth Quarter 2015 Highlights

■	U.S. federal government revenues increased 4.7 percent to $131.9 million in the fourth quarter and accounted for 47 percent of total revenue compared to 46 percent in last year’s fourth quarter.
■	U.S. state and local government revenues increased 5.9 percent and accounted for 10 percent of total revenue, compared to 10 percent in the year-ago period.
■

International government revenues decreased 7.3 percent on a reported basis, which was an estimated increase of 4 percent on a constant currency basis, and accounted for 8 percent of total revenue compared to 8 percent in last year’s fourth quarter.

Key Government Contracts Awarded in the Fourth Quarter

ICF was awarded more than 100 U.S. federal contracts and task orders and more than 300 additional contracts from other state and local governments and international governments. The largest awards were:

■	Technical Assistance: A blanket purchase agreement with a ceiling of $150 million to provide technical, scientific and analytics support to the Center for Global Health.
■

Strategic Communications: A framework contract with a value of up to 40 million euros with the European Commission to provide strategic communications support for the Directorate-General for Communications.

■	Evaluation: A framework contract with a value of up to 15 million euros with the European Commission Directorate-General for Home Affairs to provide evaluation services.

■

Event Management: A 15 million euro task order contract with the European Commission Directorate-General for Regional and Urban Policy to provide event organization for multiple events, including Open Days, one of the largest institutional events in Brussels.

■	Research and Evaluation: An $8 million contract with the Office of National Drug Control Policy to continue as the national evaluator for the Drug Free Communities Support Program.
■	Environmental Planning: A $4.4 million contract to provide environmental planning services and support to a major metropolitan transit authority.
■	Technical Assistance: A $4 million contract with a major port in the Western U.S. to provide outreach and analysis support for environmental planning efforts.
■

Capacity Building: A 3.4 million euro contract with the European Commission Directorate-General for EuropeAid Development & Cooperation to provide capacity building support for a greenhouse gas emissions trading system.

■	Enterprise Management: A $3.5 million contract with the U.S. Postal Service to provide new product support.
■	Environmental Planning: A $2 million contract with a major U.S. transit authority to provide environmental planning support.

Additional awards of at least $1 million each included: regulatory support for the U.S. Department of Homeland Security, program evaluation for the U.K. Department of International Development, administrative and technical support for the European Commission Directorate-General for Home Affairs, health research and informatics support to the U.S. Centers for Disease Control and Prevention, work-life services program support with the U.S. Department of Transportation, environmental assessment work for a regional port authority in the Southern U.S. and program support for the U.S. Department of Labor.

Commercial Business Fourth Quarter 2015 Highlights

Revenues from domestic commercial clients increased 2.2 percent and accounted for 92 percent of fourth quarter 2015 commercial revenues. Revenues from commercial clients declined 1.4 percent in the fourth quarter to $98.4 million as compared to last year’s fourth quarter due to currency fluctuation and lower aviation revenues, and represented 35 percent of total revenue. Digital services accounted for 43 percent of commercial revenues. Energy markets, which includes energy efficiency, represented 33 percent of commercial revenues.

Key Commercial Contracts Awarded in the Fourth Quarter

Commercial sales were $94.4 million in the fourth quarter and $366.2 million for 2015. ICF was awarded more than 700 commercial projects globally in the fourth quarter. The largest awards were:

■	Digital Services:
■	A $13.8 million contract to support customer loyalty efforts for a major rail carrier.
■	A $4.5 million master services agreement to support customer loyalty efforts for an international foodservice company.
■	A $2 million contract to support content migration efforts for an international package delivery service.

■	Multiple statements of work with a combined total of $2 million to provide digital solutions to a property management firm.
■	A $1.6 million contract to provide digital solutions for a major financial institution.
■	Energy Markets:
■	A $10.4 million contract with a major utility in the Western U.S. to support a commercial and residential energy program.
■	A $4.9 million contract to support energy solutions, benchmarking and residential energy efficiency for a major utility in the Southern U.S.
■	A $4.3 million contract with a major utility in the Northern U.S. to provide energy efficiency program implementation support.
■	A $2.2 million contract with a major utility in the Western U.S. to support an energy efficiency program.
■	A $1.5 million contract to support energy efficiency programs at a major utility in the Western U.S.
■	A $1.5 million contract with a non-profit organization to support customer engagement in an energy efficiency program.

Other commercial wins with a value of at least $1 million each included: financial case management with a state housing authority, energy efficiency program support with an international energy company and energy efficiency work with a major utility in the Southern U.S.

Recognitions

ICF received several recognitions for its expertise across a wide range of its work:

■	Named a “leader” in The Forrester Wave(TM): Customer Loyalty Solutions for Large Organizations, Q1 2016.
■	Attained new certifications from the International Organization for Standardization (ISO) for ISO 9001: 2008 Quality Management Systems.
■	Named Public Relations Agency of the Year and finalist for Midsize Agency of the Year by PR Week.
■	Named Adobe Marketing Cloud North American Partner of the Year.
■	Named finalist for 2015 Creative Agency of the Year by Holmes Report.
■	Won a Bronze Lion in the Cannes Lions International Festival of Creativity.
■	Won five awards, including Best in Show, in the Innovation SABRE Awards.
■	Won two Business Achievement Awards from Climate Change Business Journal.

Summary and Outlook

“Our performance in the second half of 2015 has set the stage for solid organic revenue and profit growth in 2016. The first quarter of the year is expected to show significant year-on-year improvement but results will be affected by the timing of start-up and implementation phases of recently-awarded programs and weather-related government closures in January.

“Taking these factors into account, and based on our backlog and current visibility, we expect 2016 revenues to range from $1.15 billion to $1.19 billion, 3.3 percent ahead of 2015 levels at the midpoint. Revenues from U.S. federal government clients are expected to increase at a low-single digit rate. We anticipate our commercial revenue growth rate will be high-single digits, driven by our energy efficiency and digital services businesses, which together account for approximately 75 percent of our commercial business.

“EBITDA margin for full year 2016 should average from 10 percent to 10.3 percent, up from 9.6 percent in 2015 and inclusive of additional investments to drive future growth. Non-GAAP EPS is expected to be $2.79 to $2.94, which represents year-on-year growth of 8.7 percent at the midpoint, and diluted EPS is projected at $2.40 to $2.55, or $2.48 at the midpoint, up from $2.00 in 2015. Full year cash flow from operations is projected to be in the range of $85 million to $95 million for 2016,” Mr. Kesavan said.

Revenue guidance is based on exchange rates between the U.S. dollar and the euro, GBP and Canadian dollar similar to those on March 1, 2016. Per share guidance assumes weighted average shares outstanding of 19.5 million and a full year effective tax rate of no more than 38.5 percent.

###

About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 5,000 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
	(Unaudited)

Revenue	$280,805	$276,426	$1,132,232	$1,050,134
Direct Costs	173,752	168,485	694,436	654,946
Operating costs and expenses:
Indirect and selling expenses	79,533	83,447	329,159	302,020
Depreciation and amortization	4,164	3,876	16,222	13,369
Amortization of intangible assets	4,318	4,008	17,184	10,437
Total operating costs and expenses	88,015	91,331	362,565	325,826
Operating Income	19,038	16,610	75,231	69,362
Interest expense	(2,345)	(1,966)	(10,072)	(4,254)
Other (expense) income	(86)	33	(1,559)	(958)
Income before income taxes	16,607	14,677	63,600	64,150
Provision for income taxes	5,857	5,914	24,231	24,120
Net income	$10,750	$8,763	$39,369	$40,030

Earnings per Share:
Basic	$0.56	$0.45	$2.04	$2.04
Diluted	$0.55	$0.44	$2.00	$2.00

Weighted-average Shares:
Basic	19,102	19,409	19,335	19,608
Diluted	19,373	19,744	19,663	19,997

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax	(521)	(596)	(5,010)	(1,491)
Comprehensive income, net of tax	$10,229	$8,167	$34,359	$38,539

Reconciliation of Non-GAAP financial measures:

Reconciliation of Service Revenue
Revenue	$280,805	$276,426	$1,132,232	$1,050,134
Subcontractor and Other Direct Costs*	(73,798)	(73,660)	(283,110)	(275,740)
Service Revenue	$207,007	$202,766	$849,122	$774,394

Reconciliation of EBITDA and Adjusted EBITDA
Net Income	$10,750	$8,763	$39,369	$40,030
Other expense (income)	86	(33)	1,559	958
Interest expense	2,345	1,966	10,072	4,254
Provision for income taxes	5,857	5,914	24,231	24,120
Depreciation and amortization	8,482	7,884	33,406	23,806
EBITDA	27,520	24,494	108,637	93,168
Acquisition-related expenses**	—	799	189	2,243
Special charges related to severance for staff realignment***	606	—	1,118	1,931
Special charges related to office closures	127	1,284	796	1,284
Adjusted EBITDA	$28,253	$26,577	$110,740	$98,626

Reconciliation of Adjusted and Non-GAAP EPS
Diluted EPS	$0.55	$0.44	$2.00	$2.00
Acquisition-related expenses, net of tax	—	0.03	0.01	0.07
Special charges related to severance for staff realignment, net of tax	0.02	—	0.04	0.06
Special charges related to office closures, net of tax	0.01	0.04	0.05	0.06
Adjusted EPS	0.58	0.51	2.10	2.19
Amortization of intangibles, net of tax	0.15	0.12	0.54	0.32
Non-GAAP EPS	$0.73	$0.63	$2.64	$2.51

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed and anticipated-to-close acquisitions.
***	Special charges related to severance were for the staff realignment in the second quarter of 2014 and third/fourth quarter of 2015.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014

Current Assets:
Cash and cash equivalents	$7,747	$12,122
Contract receivables, net	259,834	260,254
Prepaid expenses and other	10,032	10,338
Income tax receivable	—	5,715
Total current assets	277,613	288,429

Total property and equipment, net	45,425	43,241
Other assets:
Goodwill	687,404	687,778
Other intangible assets, net	58,899	76,707
Restricted cash	1,362	1,478
Other assets	12,456	12,707
Total Assets	$1,083,159	$1,110,340

Current Liabilities:
Accounts payable	$63,738	$65,755
Accrued salaries and benefits	43,118	56,314
Accrued expenses and other current liabilities	43,001	42,308
Deferred revenue	33,392	31,554
Income tax payable	2,604	—
Deferred income taxes	8,004	7,312
Total current liabilities	193,857	203,243
Long-term liabilities:
Long-term debt	311,532	350,052
Deferred rent	15,785	19,997
Deferred income taxes	25,322	27,886
Other	13,387	8,473
Total Liabilities	559,883	609,651
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 70,000,000 shares authorized; 21,313,472 and 21,035,654 issued; and 19,032,054 and 19,430,154 outstanding as of December 31, 2015 and December 31, 2014, respectively	21	21
Additional paid-in capital	280,113	267,206
Retained earnings	325,306	285,937
Treasury stock	(74,673)	(49,994)
Accumulated other comprehensive loss	(7,491)	(2,481)
Total Stockholders’ Equity	523,276	500,689
Total Liabilities and Stockholders’ Equity	$1,083,159	$1,110,340

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended December 31,
	2015	2014
Cash flows from operating activities
Net income	$39,369	$40,030
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	268	272
Deferred income taxes	2,106	4,071
Non-cash equity compensation	10,850	11,008
Depreciation and amortization	33,406	23,806
Deferred rent	1,002	2,685
Other adjustments, net	1,786	(3,015)
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables	(2,713)	(2,464)
Prepaid expenses and other assets	(170)	(1,743)
Accounts payable	(2,374)	9,424
Accrued salaries and benefits	(13,208)	4,286
Accrued expenses	(4,522)	683
Deferred revenue	2,367	(2,099)
Income tax receivable and payable	8,356	(6,453)
Restricted cash	116	387
Other liabilities	(320)	(1,718)
Net cash provided by operating activities	76,319	79,160
Cash flows from investing activities
Capital expenditures for property and equipment and capitalized software	(12,682)	(10,635)
Payments for business acquisitions, net of cash received	(1,818)	(347,871)
Net cash used in investing activities	(14,500)	(358,506)

Cash flows from financing activities
Advances from working capital facilities	381,745	733,032
Payments on working capital facilities	(420,265)	(422,980)
Payments on capital expenditure obligations	(3,289)	(2,339)
Debt issue costs	(17)	(1,245)
Proceeds from exercise of options	932	1,831
Tax benefits of stock option exercises and award vesting	1,307	3,543
Net payments for stockholder issuances and buybacks	(24,861)	(28,323)
Net cash (used in) provided by financing activities	(64,448)	283,519
Effect of exchange rate changes on cash	(1,746)	(1,004)
(Decrease) increase in cash and cash equivalents	(4,375)	3,169
Cash and cash equivalents, beginning of period	12,122	8,953
Cash and cash equivalents, end of period	$7,747	$12,122

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$9,845	$2,728
Income taxes	$16,315	$24,335

Non-cash investing and financing transactions:
Capital expenditure obligations	$12,870	$—

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Energy, environment, and infrastructure	34%	34%	34%	34%
Health, education, and social programs	46%	44%	45%	46%
Safety and security	8%	8%	8%	10%
Consumer and financial	12%	14%	13%	10%

Total	100%	100%	100%	100%

Revenue by client	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

U.S. federal government	47%	46%	48%	51%
U.S. state and local government	10%	10%	10%	10%
International government	8%	8%	7%	9%
Government	65%	64%	65%	70%

Commercial	35%	36%	35%	30%

Total	100%	100%	100%	100%

Revenue by contract	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Time-and-materials	43%	44%	43%	47%
Fixed-price	38%	39%	38%	34%
Cost-based	19%	17%	19%	19%

Total	100%	100%	100%	100%